Exhibit (h)(31)

July 5, 2019

Each of the Borrowers listed

  On Appendix I hereto

767 Fifth Avenue

New York, NY 10153

RE:   Sixth Amendment to Committed Line of Credit

Ladies and Gentlemen:

Pursuant to an amended and restated letter agreement dated January 28, 2015 (as amended from time to time, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available to each of the management investment companies registered under the Investment Company Act listed on Appendix I to the Loan Agreement (each a “Borrower”), each acting on behalf of itself or on behalf of one or more of its respective fund series from time to time listed on Appendix I to the Loan Agreement, as defined below (each such fund series, a “Fund”), a $100,000,000.00 committed, unsecured line of credit on a several basis (the “Committed Line”). The obligations of the Borrowers arising under the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $100,000,000.00 dated January 28, 2015 executed by each of the Borrowers, on behalf of its respective Funds, in favor of the Bank (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to extend the Committed Line for an additional 364-day period from the date hereof and to amend the Loan Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers and the Bank hereby agree as follows:

I.     Amendments to Loan Documents

Subject to the terms and conditions hereof, the Loan Documents are hereby amended as follows:

1.    Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence of such section in its entirety and substituting the following therefor: “The Committed Line shall expire July 3, 2020 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrowers or, with respect to any Fund, terminated by the applicable Borrower on behalf of such Fund as provided herein.”

LIMITED ACCESS

Each of the Borrowers listed

on Appendix I attached hereto

July 5, 2019

2.    Section I(3) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

3.    Evidence of Indebtedness.

(a)     The Loans made by the Bank to the Borrowers shall be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business. Each Borrower, on behalf of its respective Funds, irrevocably authorizes the Bank to make or cause to be made, at or about the date of each Loan to such Borrower or at the time of receipt of any payment of principal of each such Loan, an appropriate notation on its loan accounts or records, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth in any such loan accounts or records, including any computer records, maintained by the Bank with respect to the Loans made by it shall, absent manifest error, be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such loan account or record shall not limit or otherwise affect the obligation of each of the Borrowers, on behalf of each of its respective Funds, hereunder or under the other Loan Documents to make payments of principal of and interest on the Loans when due.

(b)    Each Borrower hereby agrees that, upon request of the Bank, each Borrower shall promptly execute and deliver to the Bank, a promissory note (as amended, supplemented or otherwise modified, the “Note”) substantially in the form of Exhibit A attached hereto, payable to the Bank in an amount equal to the Committed Line Amount or, if less, the aggregate unpaid principal amount of the Bank’s Loans, plus interest thereon as provided below, which shall evidence the Bank’s Loans in addition to such records.

3.    Section I(5)(b) of the Loan Agreement is amended by deleting the words “Channel Center – CCB0900, One Iron Street, Boston Massachusetts 02110” in the first sentence of such Section and substituting in place thereof the words: “One Lincoln Street, Boston, Massachusetts 02111”.

4.    Section II(5)(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows: “(ii) if to the Bank, to Brian Kociuba, Vice President or Fund Finance Lending Department Head at M/S SFC0310, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111.”

5.    The parties agree that Baron Energy and Resources Fund, a fund series of Baron Select Funds is terminated (the “Terminated Fund”). The Terminated Fund will be terminated as a “Fund” for all purposes under the Loan Documents and all references in the Loan Agreement and Note to “Baron Energy and Resources Fund” is hereby deleted.

Information Classification: Limited Access

Each of the Borrowers listed

on Appendix I attached hereto

July 5, 2019

6.    Each of (a) Exhibit A to the Loan Agreement and (b) the Note is hereby amended by deleting the words “Channel Center – CCB0900, One Iron Street, Boston Massachusetts 02110” in the first paragraph thereof and substituting in place thereof the words: “One Lincoln Street, Boston Massachusetts 02111”.

7.    Exhibit B attached to the Loan Agreement is hereby deleted in its entirety and the Exhibit B attached hereto is substituted therefor.

8.    The Appendix I attached to the Loan Agreement, Note and the Appendix I (or other applicable schedule, appendix or exhibit designation), as applicable, attached to each other certificate, agreement or form executed and/or delivered in connection with the Loan Agreement which includes such an Appendix I (or other applicable schedule, appendix or exhibit designation) listing the Borrowers and Funds, is hereby deleted and the Appendix I attached hereto is substituted in each instance therefor, such revised Appendix I reflecting the removal of “Baron Energy and Resources Fund”.

II.     Upfront Fee

As a condition precedent to the effectiveness of this letter agreement, the Borrowers shall pay to the Bank on or prior to the date of this letter agreement an upfront fee of $50,000. Such fee shall be paid in immediately available funds and upon payment thereof shall be deemed fully earned and non-refundable.

III.    Miscellaneous

1.    Other than as amended hereby, all terms and conditions of the Loan Documents and all related documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof except that in recognition of the Bank now evidencing the Loans by one or more loan accounts or records maintained by the Bank in the ordinary course of business in accordance with Section I(3)(a) of the Loan Agreement, after the effectiveness of this letter agreement, the Bank shall return to the Borrowers, if requested, the Note in its possession as of the effective date of this letter amendment, marked “Cancelled”. The cancellation of the original Note shall not be deemed to evidence the repayment or satisfaction of any existing Loans or related Obligations, all of which shall thereafter be evidenced by one or more loan accounts or records maintained by the Bank as so described in Section I(3)(a) of the Loan Agreement.

2.     Each Borrower, for itself and on behalf of each of its Funds, represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary trust proceedings of such

Information Classification: Limited Access

Each of the Borrowers listed

on Appendix I attached hereto

July 5, 2019

Borrower, (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or the approval or consent of, or any notice to or filing with, any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without limitation, the Investment Company Act, (v) do not constitute a violation of, or a default under, any other agreement, order or undertaking binding on such Borrower or Fund, and (vi) do not require the consent or approval of any obligee or holder of any instrument relating to any Indebtedness of such Borrower or Fund or consent or approval of any other party other than for those consents and approvals which have been received; and (d) this letter agreement has been duly executed and delivered by each Borrower and each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and each such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.    Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Agreement to be governed by the laws of the State of New York.

4.    This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

Information Classification: Limited Access

Signature Page to Amendment No. 6

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY, as Bank

/s/ Brian Kociuba
Name:	Brian Kociuba
Title:	Vice President

Acknowledged and Accepted:

EACH OF THE BORROWERS LISTED ON APPENDIX I HERETO, for itself or on behalf of each of its respective portfolio series listed on Appendix I hereto severally and not jointly

/s/ Patrick M. Patalino
Name: Patrick M. Patalino
Title: General Counsel

LIMITED ACCESS

APPENDIX I

Funds and Borrowing Percentages

Name	Borrowing Percentage
Baron Investment Funds Trust,
on behalf of each of:

Baron Asset Fund	5.00%
Baron Growth Fund	5.00%
Baron Small Cap Fund	5.00%
Baron Opportunity Fund	5.00%
Baron Fifth Avenue Growth Fund	5.00%
Baron Discovery Fund	5.00%
Baron Durable Advantage Fund	5.00%

Baron Select Funds Trust,
on behalf of each of:

Baron Focused Growth Fund	5.00%
Baron International Growth Fund	5.00%
Baron Real Estate Fund	5.00%
Baron Emerging Markets Fund	5.00%
Baron Global Advantage Fund	5.00%
Baron Real Estate Income Fund	5.00%
Baron Health Care Fund	5.00%
Baron WealthBuilder Fund	5.00%

LIMITED ACCESS

EXHIBIT B

ADVANCE/PAYDOWN

REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN SERVICING UNIT telephone 617-662-8577 or 617-662-8588; fax 617-988-6677; email ais-loanops-csu@statestreet.com

FROM:	[Name of Baron Trust ] on behalf of [FUND]
(Fund # ) (DDA # )

In connection with the letter agreement dated January 28, 2015 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $        . Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.	This request is (check one): Loan Advance[1] Paydown Overnight Rollover

2.

The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the applicable Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default or Event of Default with respect to the Fund has occurred under the Agreement.

3.	All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

4.

Each of the Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

5.	The following amounts and statements are true in connection with any requested Loan:

(a)	Adjusted Net Assets of the Fund[2]:

(i) Total Assets of the Fund	$
(ii) Total Liabilities (excluding debt for Borrowed money) of the Fund	$

[1]	Loan requests must be in a minimum principal amount of $100,000 or an integral of $100,000 in excess thereof.
[2]

For purposes of calculating the Adjusted Net Assets of any Fund, (x) the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged, hypothecated or otherwise segregated to secure such liability and (y) the liability in respect of any derivative or other financial contract shall be equal to the net amount, if any, that the relevant Fund would be obligated to pay to the relevant counterparty thereto if such financial contract and all transactions thereunder terminated at such time in accordance therewith on a complete no-fault basis.

Information Classification: Limited Access

(iii) without duplication, the value of any assets the sale of which is restricted by any contractual, statutory, regulatory or other similar restrictions under applicable law	$
(iv) item (a)(i) less item (a)(ii) less item (a)(iii)	$

(b) Applicable Percentage (from Appendix I to Loan Agreement) times (a)(iv)	$

(c) (i) Beginning Loan Balance:	$
(ii) Paydown Amount (if any):	$
(iii) Requested Loan (if any)	$
(iv) Requested Loans Balance
((i) minus (ii) or (i) plus (iii)):	$

(d) The aggregate outstanding principal amount of Indebtedness of the Fund other than the Loans as of the date hereof	$

(e) Total Indebtedness
((c)(iv) plus (d)):	$

6.

The amount set forth in 5(e) above does not exceed the lesser of (a) the amount set forth in 5(b) above, or (b) the maximum amount which the relevant Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the applicable Borrower or such Fund, any agreement of such Borrower or Fund with any foreign, federal, state or local securities division to which such Borrower or Fund is subject, any other applicable agreement or document to which such Borrower or Fund is a party or any law, rule or regulation applicable to such Borrower or Fund.

7.

The amount set forth in 5(c)(iv) above does not exceed the Committed Line Amount ($100,000,000), and the aggregate principal amount of Loans outstanding to all Borrowers on behalf of all Funds under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount ($100,000,000).

8.

The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

[Name of Baron Trust ], on behalf of [FUND]

By:
Name:
Title
Date:

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